                             DISTRIBUTION AGREEMENT


         AGREEMENT made as of the 1st day of December, 1998, between THE PENN MUTUAL LIFE INSURANCE COMPANY ("Penn Mutual"), a Delaware corporation, and HORNOR, TOWNSEND & KENT, INC. ("Distributor"), a Pennsylvania corporation.

         WITNESSETH:

         WHEREAS, Penn Mutual is engaged in the business of issuing variable annuity contracts and variable life insurance policies ("Contracts") to the public;

         WHEREAS, Distributor is licensed as a life insurance agent of Penn Mutual under state insurance laws, is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.; and

         WHEREAS, Penn Mutual desires to appoint Distributor to distribute its Contracts and Distributor desires to accept such appointment;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:


1. Appointment of Distributor
   --------------------------

         1.1 Subject to the terms and conditions herein contained, Penn Mutual appoints Distributor as a nonexclusive distributor of its Contracts.


2. Distribution of Contracts Through Other Agent/Broker-Dealers
   ------------------------------------------------------------

         2.1 Distributor shall use its best efforts to distribute the Contracts through qualified agent/broker-dealers in states and jurisdictions in which Distributor may legally do so. Distributor shall assist Penn Mutual in selecting, providing information to, and monitoring the performance of, such agent/broker-dealers. Distributor shall distribute the Contracts pursuant to selling agreements among Penn Mutual, Distributor and qualified agent/broker-dealers.


3. Compliance With Laws and Regulations
   ------------------------------------

         3.1 Distributor shall strictly comply with all applicable insurance laws and regulations in distributing Contracts and shall take all reasonable measures to assure that its officers, directors, employees and other individuals acting on its behalf comply with the applicable insurance laws and regulations.

         3.2 Distributor shall strictly comply with all applicable securities laws and regulations and with the rules of the National Association of Securities Dealers, Inc. in distributing Contracts that are deemed to be securities within the meaning of applicable securities laws, and shall take all reasonable measures to assure that its officers, directors, employees and other individuals acting on its behalf comply with the applicable securities laws, regulations and rules.

         3.3 Penn Mutual shall furnish Distributor with copies of the current prospectus filed with the Securities and Exchange Commission (and filed with any state securities regulatory office, if required) and required to be used in distributing the Contracts.

         3.4 Distributor shall not print, publish, distribute or use any advertisement, sales literature or other writing relating to the Contracts unless such advertisement, sales literature or other writing shall have first been approved in writing by Penn Mutual.


4. Miscellaneous
   -------------

         4.1 Distributor shall cooperate with Penn Mutual in investigating and settling all claims which may be made against Penn Mutual involving the distribution of Contracts. Distributor shall promptly forward to Penn Mutual any notice of claim or relevant information concerning a potential claim which may come into its possession, and shall promptly forward to Penn Mutual any legal papers served on Distributor involving such claim.

         4.2 Distributor shall indemnify and hold harmless Penn Mutual and each director and officer of Penn Mutual against any losses, damages, or liabilities, insofar as such losses, damages, and liabilities arise out of or are based upon any unauthorized act of Distributor in distributing the Contracts or the failure of Distributor and its officers, employees and representatives to comply with the provisions of this Agreement.

         4.3 Penn Mutual shall indemnify and hold harmless Distributor and each director and officer against any losses, damages or liabilities, to which Distributor or such director or officer becomes subject, under the Securities Act of 1933 or otherwise, insofar as such losses, damages and liabilities arise out of or are based upon any inaccurate or inadequate statement in the Registration Statement for the Contracts.

         4.4 This Agreement may be terminated, without cause, by either party upon thirty days prior written notice. This Agreement may be terminated, for cause, by either party immediately.

         4.5 This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

         4.6 This Agreement supercedes and replaces any and all prior distribution agreements between Penn Mutual and HTK relating to Contracts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year written above.


                                            THE PENN MUTUAL LIFE INSURANCE
                                            COMPANY

Attest

/s/ Laura M. Ritzko                         By /s/ Richard F. Plush
----------------------------                ------------------------------------
Secretary                                          Richard F. Plush
                                                   Vice President

                                            HORNOR TOWNSEND & KENT, INC.
Attest

/s/ Michael D. Sweeney                      By /s/ Rohn C. Zimmerman
----------------------------                ------------------------------------
Secretary                                          Rohn C. Zimmerman
                                                   President